Company Overview

Advance to Slide 6

MARKIN:

     The theme for my prepared remarks today is “Building for the future”.  The word “Building” in this context is very important as it signifies investment, and investments can come in many forms such as investments in infrastructure, investments in people, it can also be investment in terms of expansion of technical and scientific capabilities.

Also the term “Building” implies that we are “adding to” an already in place foundation.  This foundation can be strong or weak, it can be broad or narrow, it can support what is being built or it cannot.

So my discussion will focus on the broad based investments that we are making to continue to build a strong and vibrant company which builds future success upon the strong foundation we have built to date.

Advance to Slide 7

 Molly and I will be splitting today’s discussion.  First I will provide some background to who we are as a company, especially for people in the audience who may be new to our company.

Then I will talk about the fundamentally strong foundation we have built and will then turn to the investments we are making and then will conclude my prepared remarks with our 2011 imperatives.

Then Molly will take us through a detailed financial review along with an update on our personalized medicine application and will finish with a review of our capital markets performance.  We will then conduct a short Q&A session.

I would ask that you hold any questions you have until the end of our prepared remarks.

Advance to Slide 8

Fundamentally our Mission, and that of our clients, is to improve the lives of those impacted by disease and disability.  Some of these diseases impact lifestyle and quality of life like Arthritis, while some are life threatening or life altering like cancer or Alzheimer’s.  I think we can all relate to these impacts on a very personal level.  I know that our employees do on a daily basis.  And it drives us to do the very best we can on each study.

Advance to Slide 9

So the ultimate goal of our customers is to discover and commercialize new therapies to impact these life threatening or life altering diseases.  These large Pharmaceutical companies come to organizations like ours to use medical imaging technologies to tell them if patients that are participating in their clinical trials are responding to these new drugs and if the drugs are working as intended.

We are the premier provider of quantitative image-based solutions to these companies providing:

•	An integrated solution delivered as a series of services that manage the imaging portion of these trials from inception to data submission

•
Highly automated quantitative analysis vs. conventional qualitative radiologist driven analysis utilized by others in the industry.  Using software programs to measure very precisely biological structures and processes in a repeatable fashion with much lower variability than what can be accomplished by radiologists alone. We have a world class customer base, doing business with 12 of the 15 leading pharmaceutical, biotechnology and medical device companies

Advance to Slide 10

This next slide outlines some examples of the specific therapeutic areas in which we have studies currently underway. As you can see it is very broad ranging from Oncology to Cardiovascular disease along with a group of musculoskeletal afflictions including Osteoarthritis and Rheumatoid Arthritis.  We are able to address this broad set of therapeutic areas because the technology and delivery model that we have developed provides a platform of services that can be delivered to provide structural measurements like 3D volume changes in tumors of patients that have advanced forms of cancer to characterizing plaques in the carotid arteries in subjects showing early stages of coronary disease.

Along with the ability to provide very precise structural measurements we have also pioneered the use of functional imaging measurements where we are,  for example,  able to directly measure blood flow reduction in patients undergoing new cancer therapies that are designed to shut off blood flow to tumors eventually killing them from lack of nourishment.  In each of these examples, and others that I haven’t described, we are developing and repurposing our technology to directly measure and characterize the response of patients to new therapies in a way that is very different and of higher value to our clients than services delivered by our competition.

Advance to Slide 11

At the heart of the company our core competencies are:

•	our ability to very accurately and precisely quantify change in biological structures

•	To manage and process very large quantities of information quickly and efficiently

Each of these competencies is fundamental to our ability to meet the needs of our clients today but is also a critical component of the company’s ability to adapt and change in the future.

Advance to Slide 12

For us to provide our solution to clients we need to bring together a key set of disciplines within the company in a very coordinated fashion with full time staff.  This includes imaging scientists, MD’s, and software professionals working as an integrated team.  We believe this is a key difference between ourselves and our competitors who tend to primarily utilize consultants or purchase imaging technology externally.

Advance to slide 13

So ultimately our value proposition to the Drug Development Industry is to utilize our Technology, Core Competencies, Technical and Operational staff to allow our clients to run their clinical studies with a:

•	Reduced number of subjects saving money and development time

•	In an accelerated time to market maximizing returns and impacting society sooner

•	With better information for Go-No Go Decisions so they know which compounds to further invest in

Advance to slide 14

The previous slides have been all about “what” we do, “why” we do, and at a high level “how” we do our work in clinical trials.

I now want to talk about what we have achieved as a company and the significant foundation these achievements offer us as a launching point for the future.

Advance to Slide 15

The first area is study experience which is a direct reflection of our maturing as a company that was initially focused on early development, to one that has worked on over 270 studies with more than half being Phase II or Phase III studies.  While early development is still very important to us, in fact it’s where we have our most prominent reputation; it’s those later phase studies that will drive the most significant growth for the company.

Having a solid reputation as both an early and late phase company is a strong asset to leverage going forward.

Advance to Slide 16

The next asset is our financial strength.  Over the last 4 years we have quadrupled both revenue and gross profit.  It is important to note that two of these 4 years have been characterized as potentially the worst economic environment in 50 years or more and one in which many in the Pharmaceutical services industry has experienced business declines.

This top line growth and good operational management has transformed the company from a consumer of cash to a generator of cash with a very strong balance sheet and no debt.

So our financial strength is a second strong launching point for us as the economy continues to recover.

Advance to Slide 17

The third block of our foundation is the alliance with PPD that we announced just 7 months ago.  PPD is a top 5 global CRO with greater than 10,000 employees and nearly $1.5B in revenue.  In the joint press release that followed the announcement we highlighted that the alliance “would enable biopharmaceutical companies to make faster, more confident decisions on the development of their Oncology compounds creating time and cost efficiencies”.

This alliance, from the very beginning of our discussions with PPD, was to be more than just a casual relationship structure for two companies to work together.  Both sides made very strong commitments to fully integrate our respective offerings to provide clients with not only best in class individual services but best in class with an integrated solution offering significant operational and financial efficiencies.  This was specifically called out in the next paragraph of the press release where we said we will “provide seamless integration of technologies and processes, giving biopharmaceutical companies near real-time, consistent and reliable medical imaging information to expedite their drug development programs.”

I am very pleased to say that in partnership with PPD we have made great progress towards delivering on this vision….in fact I have included here two client comments representing top 5 pharma companies who following joint meetings on the integrated solution said “You definitely convinced me”, a huge opportunity for all of us, you have a competitive strategic advantage” and the second individual saying “this solution is very compelling, a great opportunity for us both, I can’t think of a reason not to do this.”

We are in discussions with both companies on late phase studies that I can accurately say that without the alliance in place we would not have been in a strong position to compete for these studies.

Advance to Slide 18

The fourth block of the foundation is personalized medicine.  While Molly will go into much more detail in her part of the agenda, the intersection of the market opportunity and the technology advantage we have provides promise not only for us but for patients who not only need access to these new and exciting therapies but need access to the ones that they will respond to the best. Not hoping that they are one of the 30%  of broad patients who will see benefit from that particular drug but are 1 of 100% of the specific patients that will respond favorably to that particular therapy.  That is what personalized medicine is all about.  The real challenge is how to identify that smaller subset of patients who will respond, not the broader set who might respond.

We are happy to say that the FDA has recently responded favorably to our Pre IDE application which gives us confidence to move forward.

Advance to Slide 19

The fifth and final asset is our people.  Molly and I get the pleasure of talking to investors and others in the external community about the company and where we are going in the future.  Behind us is an organization that is now approaching 100 people, a 29% increase over this time last year.  While many companies were reducing, we were growing.  This afforded us the opportunity to attract some very talented people in virtually all areas of the company providing significant breadth and depth in many of our key departments.

From a leadership standpoint we recently brought on a senior operations executive to further accelerate enhancements to an already efficient operation. This significant addition to an already accomplished long tenured management team gives us the continuity and diversity to carry the company into the future.

Advance to slide 20

While we are proud of these assets, and the strong foundation they provide, we are not complacent.  We have a broad set of imperatives that will make this already strong foundation even stronger.

The first of these is to achieve our 2011 financial goals.  We understand that meeting our goals is paramount to continuing to build the confidence of the financial and investment community.  Everything that we have or will talk about today is aligned around that.

The next 3 imperatives relate to significant investments we are making in the business.

The first is the leverage and expansion of the PPD alliance.  As I said earlier, during the last 7 months we have delivered a solution to the market in Oncology that has resonated very strongly with clients and personnel from both companies.  Together we have participated in a growing number of RFP’s for new studies and received project awards in Oncology as well as other therapeutic areas.  During the balance of 2011 we anticipate the levels of RFP’s and awards to increase especially as we begin to penetrate PPD’s more strategic clients with the integrated offering.  We have also begun discussions around expanding contractually the alliance to other therapeutic areas that PPD participates in.  This will provide us with broader opportunities as well as becoming a catalyst for continued R&D within the company.

The next imperative is to deliver on our technology and infrastructure investments.  As we reviewed in our February investor call we have increased our investments in this area aimed at significant enhancements to our technical infrastructure, our image analysis platform, and our customer portal.  These investments will not only provide operating efficiencies, reducing cost and increasing operating margins, but are very important components to allowing us to take on larger studies in a more effortless fashion.  The returns from many of these programs will begin to be felt later this year and will impact our VS as well as PPD clients and projects.

The last imperative is personalized medicine.  As I said earlier this is not only a very exciting new market for the company but is an application of even greater need by patients.

Molly will provide an in-depth review of our plans here following her review of our financial performance in 2010 and Q12011.

I would now like to turn the podium over to Molly.

HENDERSON:
Advance to Slide 21

Thanks Jeff. As Jeff mentioned, my comments today will start with a historical view of the company’s financial performance followed by a discussion on our personalized medicine application, and I’ll wrap up my comments with a review of our stock performance relative to the financial markets.
Advance to Slide 22

Starting with our 2010 results. At the beginning of last year, we provided guidance to you, our stockholders, that we anticipated generating $13 million in revenues; have a gross margin of 50% and generate $1.5 million in Adjusted EBITDA, we continue to emphasize Adjusted EBITDA as it best approximates cash generated from operations. In February of this year, we were pleased to report that our 2010 results exceeded each of these stated targets. Our revenues exceeded $13 million which was a 29% increase over the prior year. Our gross margin hit a record annual high of 51% and we generated over $2 million in Adjusted EBITDA, representing a 77% increase over our full-year 2009 Adjusted EBITDA. For most companies in the CRO industry, 2010 was still a year of rebounding, therefore, we were even more gratified by our solid financial performance of last year. As reported in our December 31, 2010 balance sheet, our year end cash balance was over $4.5 million which positioned us very well as we headed into this year.

Advance to Slide 23

The chart on the left shows our annual revenues over the past 6 years. Our quarterly revenues are now exceeding the amount we recognized on an annual basis only 5 years ago. The significant increase in our revenues is a reflection of our strategic initiatives and demonstrated capabilities to handle not just the image analysis portion of clinical trials but the full array of data management coordination necessary within clinical trials, from site qualification to regulatory submission. The ability to coordinate all aspects of imaging studies along with our strong imaging expertise and technology-based operating platform are the main drivers to the demand we’ve experienced from new and existing customers.
Additionally, due to our software-based operating platform, we were able to demonstrate strong economies of scale over the past several years, as evidenced by our 22% increase in our 2010 full-year gross profit. Many of the investments that we made between 2006-2008 positioned us to be able to attack the broader market that we service today.  We continue to make investments in our operating platform to gain efficiencies and get the critical information that we provide in the hands of our customers sooner enabling swift and confident decision making for their drug development.

Advance to Slide 24

Over the past five years we have significantly changed the landscape of our business. Since our inception, we have performed work for over 270 projects accumulating to over $90 million in project value. Through 2007, we predominately served the early phase clinical trial market, meaning research, proof of concept studies and Phase I studies as we needed to demonstrate our capabilities to our customers and the market. In 2008, we began gaining the confidence of our customers who then rewarded us with larger, longer term Phase II studies. And in 2009, we received our first award of a Phase III study. That trend has continued through 2010 as the largest component of our revenues are now from Phase III studies which have significantly higher dollar values, are longer term and higher profile. Our strategy is to continue to develop our capabilities to support large Phase III studies as the Phase III market represents the largest portion of the total market within imaging for clinical trials. Although there tends to be lower margins in the Phase III work, we believe it is important from a growth and opportunity standpoint to be able to offer a compelling solution to all phases of studies and across multiple therapeutic areas.
The graph on the right breaks down revenues by therapeutic area. In 2006, the majority of our revenues were generated from musculoskeletal projects. At that time, we recognized that the landscape would change and there was likely to be a reduction in pharmaceutical companies investment in musculoskeletal diseases, specifically osteoarthritis. That unfolded in 2007 as many major players within the pharmaceutical industry began exiting the OA market largely because of the adverse side effects of OA compounds. Prior to this occurring, we had enhanced our investment in our Oncology product as Oncology represented, and still does represent, the largest segment of the clinical trial market.

Today our revenue composition more closely resembles the market from a phase and therapeutic area perspective. Our capabilities have grown significantly over the years and we will continue to enhance our offerings so we can more broadly diversify and support the changing demands of the industry.

Advance to Slide 25

Equally important, if not more, than revenue and margin, is cash. This slide shows the amount of cash used and generated, as in the case in 2009 and 2010, from operations (which we define as Adjusted EBITDA) over the past six years.  The several years of cash burn prior to 2009 were largely a result of the necessary investments needed to develop our capabilities, including the required regulatory environment, to capitalize on the broader imaging clinical trial market. Therefore, although these look like years of loss, they were essential in building the framework of the profitable company we are today.

Advance to Slide 26

The best view into our future revenue stream is our project balance, otherwise known as backlog in the industry. Due to the nature of the market we serve, the majority of our projects span over many years, therefore, resulting in a significant amount of backlog that’s remaining to be earned especially Phase III studies which on average span 3-5 years. The project timing and when revenue is recognized is largely dictated by each study protocol which is structured based on the nature of the compound and disease area and therefore, not something we necessarily control. The average remaining life of our last reported backlog of $37 million at the end of March of this year is about 3 years, again, giving us good visibility into next several years of revenue generation. Impacting our backlog is possible cancellations our historical cancellation rate has been less than 10% per year. From mid-2010 through the first quarter of 2011, we experienced delays with projects and higher cancellation rates than we’ve historically experienced. However, over the past several weeks we are seeing a rebounding of request for proposals, manly through PPD, and those projects that were delayed are now beginning.

Advance to Slide 27

My next slide relating to our financials is the guidance we provided for 2011. We are targeting revenues of $16 million, representing a 20% increase over 2010. Based on the service mix we are anticipating, our estimate for gross margin for 2011 is 48% (this excludes reimbursement costs, meaning expenses such as travel and freight that get passed through to our customers with no margin) and our Adjusted EBITDA target for 2011 is $1.7 million. We are targeting a lower gross margin in 2011 due to the product mix that we anticipate, specifically Phase III studies and we are targeting lower Adjusted EBITDA in 2011 due to investments that we plan to make in research and development to provide the ability to better manage Phase III studies and support the diversification into other therapeutic areas, as Jeff discussed. Now that we’ve demonstrated two years of profitability we plan to wisely invest in our future. These investments we are making this year in development activities, although may impact our bottom line, I believe are important to position ourselves to be on the forefront of the needs within the industry and help solidify our opportunities in the future.

Advance to Slide 28

 Our first quarter 2011 results released last week were on target with our first quarter expectations. Our revenues grew by 20% and due to the product mix we expected, we experienced lower first quarter margins compared to prior year. During the first quarter, we began further investing in research and development as both Jeff and I discussed. We also incurred higher non-cash stock compensation expense due to the timing of stock option grants. This is a non-cash charge and is dependent upon the Black-Scholes value of the option at the time of grant, therefore, largely driven by the stock price at the time of grant compared to the previous year. Therefore, although our operating income declined it was due to important investments in R&D and higher non-cash stock compensation. Our Adjusted EBITDA stayed steady at nearly $400,000 for the quarter which again, represents our ability to profitability deliver our services and build for the future.
Of significance during the quarter, which isn’t seen within the Statement of Operations, is the exercise of 60% of our outstanding warrants issued in our series B raise in 2007. It’s these warrants that force us to take derivative accounting treatment and report sizeable gains and losses based on the fluctuations of our stock. With the recent exercises we anticipate that the volatility of our stock price will not result in as large of gains or losses within our Statement of Operations as we’ve experienced in the past, thereby, bringing net income to a more meaningful number.

Advance to Slide 29

I will now turn my attention to an update on our personalized medicine application. Over the past 2 years we have spent time assessing the market for our blood flow measurement tool for patients undergoing anti-angiogenic therapies. We have done the market assessment and have had several discussions with the FDA including two Pre-IDE submissions. These submissions are intended to get the FDA’s early feedback on an approach prior to making an official submission. I will provide some background and an update on where we are relative to this opportunity.

Advance to Slide 30

Currently, the only effective way to determine whether a cancer patient is responding to an anti-angiogenic therapy is to do a baseline CT scan and a follow up CT scan after 2 months and hope to see a reduction in the size of the tumor. The mechanism of action of anti-angiogenic therapies is to restrict blood flow and vascular permeability within tumors, as blood flow is often the nutrient source for tumors to metastasize. But, unfortunately these compounds are only effective in 30%, or less, of the population. And, considering that most of the patients on anti-angiogenic therapies are late stage cancer patients, having to wait two months to know whether the therapy you are on is impacting your disease can seem like a lifetime.  Based on the results we’ve accumulated over the years from the trials we’ve worked on for our customers, we believe our application can effectively predicts response after just 48 hours of first administered therapy. Our technology uses a contrast enhanced MRI to actually measure blood flow and vascular permeability within the tumors, the true mechanism of action of the drug, rather than the resulting by-product, namely, tumor size. By using this imaging technique our application can actually see the change in blood flow and whether the therapy is working.

Advance to Slide 31

One of the key factors in assessing this opportunity was the size of the anti-angiogenic and anti-vascular market which was estimated at over $11 billion in 2010. Avastin the blockbuster anti-angiogenic drug by Roche/Genentech reached $7.3 billion in 2010, and $6 billion in annual sales in 2009, representing a 50% growth over 2008. While our market opportunity would be a fraction of the total market as this includes the high cost of the compounds, it certainly gives a perspective of the opportunity and the prevalence of the prescription of anti-angiogenic drugs. Another key factor is the low response rates of the current therapies on the market as I’ve mentioned, this opens the door for an early and effective, non-invasive way to determine response. Currently there is no mechanism on the market, whether genomic or otherwise, to predict whether a patient will be one of the fortunate ones or the 70% that will undergo two months of ineffective therapy.

Advance to Slide 32

This slide provides a visual of the result of the images after they have gone through our analysis process. This patient underwent two months of anti-angiogenic therapy, and after the first 48 hours the blood flow had begun to subside in this patient’s nasal tumor. As apparent in the time progression of these images, the patient was a responder as confirmed by a CT scan at 2 months by a noticeable reduction in tumor size.
Over the past 5 years we have been using this tool to assist pharmaceutical companies in the determination of efficacy of their compounds in development. We’ve compiled the information based on the results of our analyses where we had the actual patient’s condition and CT information at 2 months of therapy. The statistics show that we have a positive predictive value of close to 70%, meaning if a change in blood flow was seen at two days through our analysis there was a 70% chance that there was a reduction in tumor size at 2 months. On the flip side, our compiled data has shown a 25% negative predictive value, meaning if there is no change in blood flow seen at 48 hours there could still be a 25% chance that the patient may respond. The data that we’ve collected represents over 10 different compounds that likely have other cancer-fighting properties outside of angiogenesis and target different indications of cancer. We believe with ‘clean data’ so to speak, meaning 1 compound targeting 1 type of cancer, the positive predictive value would be higher and the negative predictive value much lower. It is this further validation that we are pursuing in order to fully expect market adoption of our application. We believe the same level of data collection we’d need to satisfy the FDA to allow for a claim of predictability, which I’ll address shortly, would be the same supporting data that insurance carriers/payers would need to support the economic value of this application and provide reimbursement.

Advance to Slide 33

As such we have been actively seeking a partner to assist with the further validation of this software technique. Specifically, we believe there are several solid value propositions for this technology in three key areas. First the benefits to the treating Oncologist and ultimately their patients in that they could get early indication of response. If the therapy isn’t showing the desired response, they have time to switch treatment plans and try another therapy. Again, with only a 30% response rate, growing healthcare cost and pressures from insurance providers to minimize unnecessary treatments, drug diagnostic tools are becoming ever more important. Additionally, we believe there is a strong value proposition to the insurance companies. There has been a lot of media attention on the waste inherent in the medical profession due to treating patients with the wrong drugs. Our application would minimize this and provide comfort to the insurance companies and governmental agencies that the dollars spent on these expensive therapies is actually benefiting the patient. And lastly, we believe pharmaceutical companies looking for a competitive advantage can use our technology as a companion diagnostic tool to drive market share to their drug. They can indicate to the Oncologist – why not try my drug, you will know whether it’s working after 2 days, and if it’s not there’s time to try another drug. Our consultant has reached out to over 50 leaders within these three fields as we pursue the option of seeking a partner. This slide provides a view into our positioning and value proposition we are using to approach potentially interested parties.

Advance to Slide 34

At last year’s annual meeting, I indicated that due to the uniqueness of this type of treatment support software in the eyes of the FDA; the changing landscape of healthcare; and the relatively limited amount of current anti-angiogenic drugs currently available we’ll be taking a staged approach in positioning ourselves within this market. We felt a staged approach was prudent in order to not invest wastefully in the absence of a full perspective of all the factors and requirements impacting market adoption including FDA approval, along with the changing landscape of healthcare.
A year ago at this time we had recently received the FDAs first comments on our Pre-IDE. At that time the FDA indicated that they would require independent trials be run, with each anti-angiogenic compound, to demonstrate how our technology predicts response within each compound. As you can imagine, their suggested approach could be time consuming and expensive. Considering this was our first set of dialogues with the FDA we were cautious yet hopeful that with the right positioning and communications with the FDA we could get past their concerns. Therefore, during the second half of last year we engaged new regulatory consultants to assist with a revised approach. As I indicated at last year’s annual meeting, I believed their input would prove to be valuable and between their FDA experience and our knowledge of the application, the result will be a solid regulatory strategy to support our next set of dialogues.
We continue to believe, for several reasons, the most effective strategy with the FDA continues to be a two-step approach. The first step is obtaining approval by the FDA over the nature of our application, meaning, a software analysis tool. By obtaining this first approval, we would get an indication from them of their appetite for this software and most importantly pave the way for the next filing which would include the claim of predictability.  Also, once we have our first 510k, we can use that as a mechanism to garner deeper interest from potential partners and Oncologists since we would then have an FDA approved device. Our desire would be that by having the first 510k approved by the FDA, adding of the predictability claim would not require a full NDA, rather another 510k.

Advance to Slide 35

In executing on the strategy as I presented it, we submitted our revised Pre-IDE to the FDA at the early part of this year. We took the FDAs feedback from our first Pre-IDE and put forth a compelling package which sought to get their feedback on three critical items: our Intended Use Statement, Class II Classification and Predict Device. Our intended use statement as we outlined in the Pre-IDE is simply: The VS Perfusion Software is indicated for the post-image acquisition processing of dynamic contrast-enhanced magnetic resonance images.
The Class II Classification was important in that if they didn’t agree that we qualified as a Class II medical device a comprehensive NDA would need to be completed, which is essentially a full clinical trial. And, lastly, in order to fall within a Class II designation there must be a suitable predicate device that has been approved by the FDA.  Within several weeks of our submission we received the FDA’s comments. They didn’t have an issue with our intended use statement, they agreed with our medical device Class II classification and agreed that the predicate device we selected was appropriate. We were extremely pleased with their endorsement of our approach and we’re excited to have a clear view into the first and important path to obtain approval on our application.

Advance to Slide 36

Now that we have this feedback from the FDA we will finalize our 510k documentation to support the approach as we presented in the Pre-IDE and we anticipate having a submission to the FDA no later than the end of 2011. In the meantime, we will continue our efforts to find a partner for further validation. As I mentioned, over the past several months we have spoken with over 50 key individuals from the pharmaceutical and device industries as well as leading Oncologists to begin the dialogue and assess the level of interest in supporting our validation. There is certainly interest and many of those that we’ve spoken to believe there’s a benefit, much of the work at this point will be securing the level of interest and funding that would be necessary for validation and full market adoption.

Advance to Slide 37

My last slides will summarize our position relative to the financial markets and our stock performance in 2010.

Advance to Slide 38

Our stock price appreciated an impressive 112% from the start of 2010 to the end of 2010. What I consider equally, if not more important, is trading volume. Over the past 18 months our average stock volume has increased over 400%. We believe much of the volume growth is driven by our solid financial results and investor relations efforts to further showcase our company to the investing community, as a result of these efforts, we have attracted many institutional investors to VSCP in 2010. This is a key element in driving trading activity as institutional investors tend to buy and sell in larger blocks.

Advance to Slide 39

In order to support our stock price and continue the level of interest in it, we actively participate and present at leading healthcare conferences. These conferences along with frequent 1:1 meetings with fund managers and research analysts provide us the opportunity to educate the investing community on our results and vision for the future. Likewise, we were pleased that during 2010, we were added to the Russell 2000 which further helps increase our awareness. Additionally, over the past year two independent analysts have initiated coverage on VSCP. We recognize that a company our size doesn’t often get visibility from analysts and the broader investing community so we’re pleased with our progress within the financial markets and supporting the appreciation of your investment and belief in us.

Advance to Slide 40
On behalf of the employees of VirtualScopics, thank you for your investment in our company and taking the time to hear about our progress and vision for the future. Jeff and I will now open the meeting for questions.